FOR IMMEDIATE RELEASE

CNA Financial Corporation Announces Executive Leadership Transition

CHICAGO, June 5, 2024 -- CNA Financial Corporation (NYSE: CNA) announced today that Executive Vice President & Global Head of Underwriting Doug Worman will become President and Chief Executive Officer of the company as of January 1, 2025. At that time, Dino E. Robusto, the current Chairman and CEO, will transition to the role of Executive Chairman of CNA’s Board of Directors. In this role, Robusto will lead the board as well as serve as a strategic advisor to Worman in pursuit of the company’s objectives.
“We are extremely thankful to Dino who over the past 8 years has worked tirelessly to lead the company to record levels of profitability and top quartile underwriting performance. We are delighted that he will continue to advise CNA as Executive Chairman. As we look to the future, we know that Doug is a dynamic and proven leader with a clear vision for the company,” said James S. Tisch, a member of CNA's board of directors and the CEO of Loews Corporation, CNA's largest shareholder.
“Doug is an exceptional underwriting executive and has strengthened and solidified CNA’s underwriting culture and profitability,” said Robusto. “Along with the board, I am confident in Doug’s ability to lead CNA forward. He builds excellent organizational talent, skillfully cultivates broker relationships, and drives innovation to deliver industry-leading products and services for business customers.”
“I am honored to take on the CEO role, building upon Dino’s success in optimizing CNA’s strategic underwriting direction,” added Worman. “My goal is to continue elevating CNA as a preeminent P&C insurer.”
Worman joined CNA in March 2017 as Executive Vice President & Chief Underwriting Officer. He was instrumental in building CNA product organizations and business units as well as spearheading the company’s Global Underwriting Committee, leading to his current position of Global Head of Underwriting in 2022. He is currently responsible for the oversight, strategy and underwriting direction of CNA's Property & Casualty operations worldwide.
Prior to joining CNA, Worman served as CEO of Endurance U.S. Insurance; Executive Vice President of Alterra Capital Holdings, a Stone Point Capital company; and CEO of Alterra US Insurance. He began his insurance career as an underwriter at AIG, where he worked his way up through various underwriting and management positions, eventually serving as President & CEO of AIG Excess Casualty Group, formerly known as American Home. Worman is a graduate of The Pennsylvania State University.
About CNA
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe. For more information, please visit CNA at www.cna.com.
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